EXHIBIT 8.1

                                  July 8, 1998


Innkeepers USA Trust
306 Royal Poinciana Way
Palm Beach, Florida  33480


                              Innkeepers USA Trust
                                Qualification as
                          Real Estate Investment Trust


Ladies and Gentlemen:

         We have acted as counsel to Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on July 8, 1998, as amended through the date hereof (the "Registration Statement"), with respect to the offer and sale from time to time of up to 4,630,000 Series A Cumulative Convertible preferred shares of beneficial interest of the Company (the "Series A Preferred Shares") and up to 6,857,493 of common shares of beneficial interest of the Company (together, the "Secondary Shares") that are issuable upon the conversion of the Series A Preferred Shares by the selling shareholders named in the Registration Statement or their transferees, pledgees, donees, or successors (the "Selling Shareholders").

         The Company, through Innkeepers USA Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), and its subsidiary partnerships (the "Subsidiary Partnerships"), currently owns 62 hotels and associated personal property (the "Current Hotels"). The Company, or a wholly-owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The Operating Partnership and Subsidiary Partnerships lease (i) 53 of the Current Hotels to JF Hotel, Inc., a Virginia corporation, and its affiliated sister corporations (collectively, the "JF Lessee") pursuant to substantially similar operating leases (the "JF Leases") and (ii) nine of the Current Hotels to subsidiaries of Patriot American Hospitality, inc. ("Patriot") (the "Summerfield Lessee") pursuant to substantially similar operating leases (the "Summerfield Leases" and, together with the JF Leases, the "Leases"). The JF Lessee operates 31 of the Current Hotels. A wholly-owned subsidiary of Marriott International, Inc., a Delaware corporation, operates and manages 20 of the Current Hotels on behalf of the JF Lessee pursuant to substantially similar management agreements (the "Marriott Management Agreements") with the JF Lessee. TMH Hotels, Inc., a Kansas corporation, operates and manages two of the Current Hotels on behalf of the JF Lessee pursuant to substantially similar management agreements (the "TMH Management Agreements") with the JF Lessee. Other subsidiaries of Patriot operate and manage nine of the Current Hotels on behalf of the Summerfield Lessee pursuant to substantially similar management agreements (the "Summerfield Management Agreements" and, together with the Marriott Management Agreements and the TMH Management Agreements, the "Management Agreements") with the Summerfield Lessee.


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         In giving the opinions set forth herein, we have examined the following:

1. the Company's Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on September 21, 1994, as amended on October 4, 1995 and September 18, 1996;

2. the Articles Supplementary to the Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on May __, 1998;

3.   the Company's Amended and Restated By-Laws;

4. the prospectus contained as part of the Registration Statement (the "Prospectus");

5. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of November 1, 1996 (the "Operating Partnership Agreement"), among the Company, Innkeepers Financial Corporation, as general partner ("IFC"), and several limited partners;

6. the partnership agreements of the Subsidiary Partnerships, which are listed on Exhibit A attached hereto;

7.   the Leases;

8.   the Management Agreements; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 1998 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the partnership agreement of any Subsidiary Partnership after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner (each, a "Partner") of the Operating Partnership, other than IFC, that is a corporation or other entity has a valid legal existence;

5. each Partner, other than IFC, has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and


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6.   no action will be taken by the Company, the Operating Partnership, the
Subsidiary Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

         Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussions in the Prospectus under the caption "Federal Income Tax Considerations" (which are incorporated herein by reference), and without further investigation as to such factual matters, we are of the opinion that:

    (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1997, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1998, and in the future; and

    (b) the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.

         We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, and the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with such documents, assumptions or representations. Accordingly, no assurance can be given that the actual results of the Company's operations will satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.


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         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.


                                            Very truly yours,

                                            Hunton & Williams


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                                   EXHIBIT A
                                   ---------

                       SUBSIDIARY PARTNERSHIP AGREEMENTS
                       ---------------------------------

1. the Limited Partnership Agreement of Innkeepers Financing Partnership, L.P., a Virginia limited partnership, dated March 20, 1995, between Innkeepers USA Trust, as general partner, and Innkeepers USA Limited Partnership (the "Operating Partnership"), as limited partner;

2. the Limited Partnership Agreement of Innkeepers Financing Partnership II, L.P., a Virginia limited partnership, dated October 6, 1995, between Innkeepers Financial Corporation II, as general partner, and the Operating Partnership, as limited partner;

3. the Limited Partnership Agreement of Innkeepers Financing Partnership III, L.P., a Virginia limited partnership, dated March 6, 1997, between Innkeepers Financial Corporation III, as general partner, and the Operating Partnership, as limited partner;

4. the Limited Partnership Agreement of Innkeepers Residence San Mateo, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Residence San Mateo, Inc., as general partner, and the Operating Partnership, as limited partner;

5. the Limited Partnership Agreement of Innkeepers Residence Sili I, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Financial Corporation III, as general partner, and the Operating Partnership, as limited partner;

6. the Limited Partnership Agreement of Innkeepers Residence Sili II, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Residence Sili II, Inc., as general partner, and the Operating Partnership, as limited partner;

7. the Limited Partnership Agreement of Innkeepers Residence Denver-Downtown, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Financial Corporation III, as general partner, and the Operating Partnership, as limited partner;

8. the Limited Partnership Agreement of Innkeepers Residence Atlanta-Downtown, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Residence Atlanta-Downtown, Inc., as general partner, and the Operating Partnership, as limited partner;

9. the Limited Partnership Agreement of Innkeepers Residence Wichita East, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Financial Corporation III, as general partner, and the Operating Partnership, as limited partner;

10. the Limited Partnership Agreement of Innkeepers Residence East Lansing, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Residence East Lansing, Inc., as general partner, and the Operating Partnership, as limited partner;

11. the Limited Partnership Agreement of Innkeepers Residence Portland, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Residence Portland, Inc., as general partner, and the Operating Partnership, as limited partner;

12. the Limited Partnership Agreement of Innkeepers Residence Grand Rapids, L.P., a Virginia limited partnership, dated October 9, 1996, between Innkeepers Residence Grand Rapids, Inc., as general partner, and the Operating Partnership, as limited partner;


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13. the Limited Partnership Agreement of Innkeepers Hampton Norcross, L.P., a
Virginia limited partnership, dated October 9, 1996, between Innkeepers Hampton Norcross, Inc., as general partner, and the Operating Partnership, as limited partner;

14. the Limited Partnership Agreement of Innkeepers Residence Eden Prairie, L.P., a Virginia limited partnership, dated January 1, 1997, between Innkeepers Residence Eden Prairie, Inc., as general partner, and the Operating Partnership, as limited partner;

15. the Limited Partnership Agreement of Innkeepers Residence Arlington (TX), L.P., a Virginia limited partnership, dated January 24, 1997, between Innkeepers Residence Arlington, Inc., as general partner, and the Operating Partnership, as limited partner;

16. the Limited Partnership Agreement of Innkeepers Residence Addison (TX), L.P., a Virginia limited partnership, dated January 24, 1997, between Innkeepers Residence Addison, Inc., as general partner, and the Operating Partnership, as limited partner;

17. the Limited Partnership Agreement of Innkeepers Schaumburg, L.P., dated as of June 26, 1997, between Innkeepers Financial Corporation V, as general partner, and the Operating Partnership, as limited partner;

18. the Limited Partnership Agreement of Innkeepers Financing Partnership IV, L.P., dated as of June 26, 1997, between Innkeepers Financial Corporation V, as general partner, and the Operating Partnership, as limited partner;

19. the Limited Partnership Agreement of Innkeepers Westchester, L.P., dated as of June 26, 1997, between Innkeepers Financial Corporation V, as general partner, and the Operating Partnership, as limited partner;

20. the Limited Partnership Agreement of Innkeepers Summerfield General, L.P., dated as of July 2, 1997, between Innkeepers Financial Corporation IV, as general partner, and the Operating Partnership, as limited partner;

21. the Limited Partnership Agreement of Innkeepers Sunrise Tinton Falls, L.P., dated as of July 2, 1997, between Innkeepers Financial Corporation IV, as general partner, and the Operating Partnership, as limited partner;

22. the Limited Partnership Agreement of Innkeepers Summerfield General II, L.P., dated as of July 2, 1997, between Innkeepers Financial Corporation V, as general partner, and the Operating Partnership, as limited partner;

23. the Limited Partnership Agreement of Innkeepers Residence Shelton, L.P., dated as of October 31, 1997, between Innkeepers Residence Shelton, Inc., as general partner, and the Operating Partnership, as limited partner;

24. the Limited Partnership Agreement of Innkeepers RI Altamonte, L.P., dated as of December 23, 1997, between Innkeepers RI Altamonte, Inc., as general partner, and the Operating Partnership, as limited partner;

25. the Limited Partnership Agreement of Innkeepers RI General, L.P., dated as of December 23, 1997, between Innkeepers RI General, Inc., as general partner, and the Operating Partnership, as limited partner;

26. the Limited Partnership Agreement of Innkeepers RI Northwest, L.P., dated as of January 14, 1998, between Innkeepers RI Northwest, Inc., as general partner, and the Operating Partnership, as limited partner; and

27. the Limited Partnership Agreement of Westborough Sierra Associates, L.P., dated as of August 7, 1997, between Innkeepers Westborough, L.L.C., as general partner, and the Operating Partnership, as limited partner.


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